H | B | M

HANSEN, BARNETT & MAXWELL, P.C.
Certified Public Accountants

April 18, 2012

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the consolidated financial statements of Ideal Financial Solutions, Inc. (the "Company") as of and for the year ended December 31, 2011. On April 5, 2012, we resigned. We have read the Company's statements included under Items 4.01 and 4.02 of its Form 8-K/A dated April 5, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with:

1. The statement in the second paragraph of Item 4.01 that Company's Board of Directors had authorized the Company's Chief Financial Officer to identify and recommend a new independent auditor that would be located closer to its corporate office.

2. The statements in the second paragraph of Item 4.02 that an officer and director of the Company were authorized by the Company's Board of Directors to discuss the matter of our resignation letter with us and that the Company does not have an audit committee.

Sincerely,

Hansen, Barnett & Maxwell, P.C.

HANSEN BARNETT & MAXWELL, P.C.

an independent member of BAKER TILLY INTERNATIONAL

Registered with the Public Company Accounting Oversight Board

5 Triad Center, Suite 750, Salt Lake City, Utah 84180-1128
TEL 801-532-2200 FAX 801-532-7944 www.hbmcpas.com

ADDING VALUE | NOT COMPLEXITY